ALLAN PERRES





December 20, 1999


Mr. Irwin Rosenthal
Attorney for Magna-Lab, Inc.
Graham & James, LLP
885 Third Avenue, 21st Floor
New York, NY 10022

RE:  Magna-Lab Transaction with Noga

Dear Mr. Rosenthal:

We are in receipt of a letter written to Mr. Itzhak Goldenberg dated December 17, 1999 in which the terms of a working agreement are described.

Pursuant to your request, this letter is to inform you and the Magna board of directors that: 1) we understand that our group will be issued one board seat on Magna's board of directors if our fundraising does not exceed $2 million and, 2) that we understand the terms described in paragraph #7 of the subject letter which indicates that the amount of shares and/or options granted to our group and to Noga will coincide with total funds raised.


Sincerely,


/s/Allen Perres
Allen Perres